Exhibit 10.21

                        DEVELOPMENT AND LICENSE AGREEMENT

                  DEVELOPMENT AND LICENSE AGREEMENT, dated April 19, 2000 (the "Agreement"), is made between Celgene Corporation, a Delaware corporation ("Celgene"), and Novartis Pharma AG, a Swiss corporation ("Novartis").

                  WHEREAS, Celgene, a pharmaceutical company, has developed the d-MPH Products (as defined herein).

                  WHEREAS, Novartis wishes to establish a collaboration with Celgene for the marketing and distribution in the Territory (as defined herein), and Celgene is willing to enter into a collaboration with Novartis for the development of the d-MPH Products for their marketing and distribution in the Territory on the terms and conditions set forth below.

                  NOW THEREFORE, in consideration of the premises and of the covenants herein contained, Celgene and Novartis mutually agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

                  For purposes of this Agreement, the following capitalized terms shall have the meanings specified below.

                           "ADD" shall mean Attention Deficit Disorder.

                           "ADHD"  shall mean  Attention  Deficit  Hyperactivity
Disorder.

                           "Adjusted  Oncology Net Sales" shall have the meaning
ascribed thereto in Section 4.6(c) hereof.

                           "Affiliate"  shall  mean  any  corporation  or  other
entity which controls, is controlled by, or is under common control with a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

                           "Celgene  Patent  Rights"  shall mean the patents and
patent applications listed on Exhibit A hereto, including all continuations, divisionals and equivalents or counterparts thereof and all supplemental protection certificates, extensions and reissues thereof.

                           "Celgene   Technology"   shall   mean  all   patents,
know-how, registration data exclusivity, trademarks, copyrights, and other forms of intellectual property, in the Territory, that are owned by, controlled by or licensed to Celgene, relating to the Field, including but not limited to the patents listed on Exhibit A and all continuations, divisionals and equivalents or counterparts thereof and all supplemental protection certificates, extensions, and reissues thereof.

                           "cGMP   requirements"   shall   mean   current   Good
Manufacturing Practices of the FDA.

                           "COGS"  shall mean,  with  respect to a product,  the
Fully Allocated Cost of goods manufactured for sale (as determined in accordance with generally accepted accounting principles).

                           "Customer" shall mean any person or entity.

                           "d-MPH Products" shall mean d-MPH IR and d-MPH PR.

                           "d-MPH  IR" shall  mean  d-methylphenidate  immediate
release form.

                           "d-MPH  PR"  shall  mean   d-methylphenidate   pulsed
release form.

                           "Effective  Date"  shall  have the  meaning  ascribed
thereto in Section 3.5 hereof.

                           "Excluded  Countries" shall have the meaning ascribed
thereto in Section 7.2 hereof.

                           "FDA"  shall  mean the  United  States  Food and Drug
Administration.

                           "FDA  Approval"  shall  mean  approval  of the FDA to
market a product.

                           "Field" shall mean  administration of methylphenidate
for the treatment of ADD and ADHD, and all other human disease indications other than disease indications in the field of oncology.

                           "First Commercial Sale" of a product in the Territory
shall mean the first sale to a Third Party in the Territory based on FDA Approval or approval of an equivalent non-US regulatory authority.

                           "Fixed Commercial Multiple" shall mean 0.95.

                           "Fully   Allocated   Cost"  shall  have  the  meaning
ascribed thereto in Exhibit B hereto.

                           "Gross Profit" shall mean Net Sales less COGS.

                           "Gross Profit Margin" shall mean Net Sales less COGS,
expressed as a percentage of Net Sales.

                           "Gross Profit Margin Not Including Active  Substance"
shall mean Net Sales less COGS, expressed as a percentage of Net Sales, not including the cost of active substance.

                           "Launch Date" shall have the meaning ascribed thereto
in Section 4.4(b) hereof.

                           "Methylphenidate  Product"  shall  have  the  meaning
ascribed thereto in Exhibit C hereto.

                           "NDA" shall mean a New Drug Application  submitted to
the FDA.

                           "Net Sales" shall have the meaning  ascribed  thereto
in Exhibit D hereto.

                           "Novartis   Technology"   shall  mean  all   patents,
know-how, registration data exclusivity and other forms of intellectual property (other than trademarks and copyrights) which are developed after the Effective Date and which are owned or controlled by, or licensed (with the right to sublicense) to, Novartis that are necessary or useful for the manufacture, registration, marketing, distribution, use or sale of the d-MPH Products.

                           "Oncologists" shall have the meaning ascribed thereto
in Section 4.6(c) hereof.

                           "Oncology  Base Sales"  shall mean the value of Total
Oncology Prescriptions for d-MPH Products existing at the time Celgene commences clinical development of Oncology Indications, determined from data provided by IMS or other provider that the parties hereto from time to time agree to use.

                           "Oncology  Fraction" shall have the meaning  ascribed
thereto in Section 4.6(c) hereof.

                           "Oncology Indication" shall have the meaning ascribed
thereto in Section 2.4(b) hereof.

                           "Oncology  Indication Purchase Price Increment" shall
have the meaning ascribed thereto in Section 4.6(c) hereof.

                           "Oncology  Royalty  Increment" shall have the meaning
ascribed thereto in Section 5.3(b) hereof.

                           "Patented  Sale"  shall  have  the  meaning  ascribed
thereto in Section 5.3(c) hereof.

                           "Pro Forma Net Selling  Price" shall have the meaning
ascribed thereto in Section 4.6(a) hereof.

                           "Purchase  Price"  shall  have the  meaning  ascribed
thereto in Section 4.6(b) hereof.

                           "Quarterly  Net Sales  Report" shall have the meaning
ascribed thereto in Section 4.6(b) hereof.

                           "Quarterly Net Sales Prescription  Report" shall have
the meaning ascribed thereto in Section 4.6(c) hereof.

                           "Ritalin(R)Line"    shall   mean   Novartis'    three
dl-methylphenidate immediate release products presently marketed in 5 mg., 10 mg., and 20 mg. strengths under the mark "Ritalin," as well as the 20mg. sustained release strength branded as Ritalin-SR(R).

                           "Ritalin(R)      QD"     shall     mean     Novartis'
dl-methylphenidate pulsed release form.

                           "Royalty  Percentage"  shall  have  the  meanings  as
ascribed thereto in Section 5.3(a)(i) through 5.3(a)(iv) hereof.

                           "Termination  Date" shall have the  meaning  ascribed
thereto in Section 3.5 hereof.

                           "Territory"  shall mean worldwide,  excluding  Canada
and, from time to time, the Excluded Countries.

                           "Third  Party"  shall  mean  any  entity  other  than
Celgene or Novartis or their respective Affiliates.

                           "Total Prescriptions" shall have the meaning ascribed
thereto in Section 4.6(c) hereof.

                           "Total Oncology Prescriptions" shall have the meaning
ascribed thereto in Section 4.6(c) hereof.

                                   ARTICLE II.
                    SCOPE AND STRUCTURE OF THE COLLABORATION

            2.1. GENERAL. Celgene and Novartis wish to establish a collaborative alliance to develop the d-MPH Products and to market and distribute the d-MPH Products in the Field in the Territory. During the course of this collaboration, Celgene and Novartis shall communicate regularly and shall assume the respective rights and responsibilities for the development, marketing and manufacture of the d-MPH Products described below.

            2.2. MANUFACTURING. Except as hereinafter provided, Celgene shall manufacture or cause to be manufactured, d-MPH IR and the active substance for d-MPH PR for Novartis. Novartis may, by 12 months prior written notice to Celgene, elect to manufacture or cause to be manufactured and market d-MPH IR and the active substance for d-MPH PR pursuant to the license provisions of
Article V hereof (i) at any time after Celgene fails to ship Novartis its requirements of the d-MPH Products pursuant to Section 4.4 hereof for a period of at least two months, (ii) in the event of insolvency or bankruptcy of Celgene or (iii) in any event, at any time after the fifth anniversary of the Effective Date of the Agreement. Celgene shall provide Novartis all know-how and information necessary to enable Novartis to manufacture and to obtain the necessary regulatory approvals to manufacture the d-MPH Products. Alternatively, at such time as either (i), (ii) or (iii) above is implemented, Celgene (x) agrees to permit Novartis to take over manufacture of the d-MPH Products at facilities operated by Celgene and (y) will use commercially reasonable efforts to permit Novartis to take over manufacture of the d-MPH Products at facilities operated by contract manufacturers for Celgene.

            In addition, Celgene may, at its sole discretion, transfer responsibility for the manufacture of d-MPH IR and the active substance for d-MPH PR to Novartis in return for the Royalty Percentage upon at least 24 months prior written notice to Novartis and shall provide Novartis with all such know-how, information and reasonable assistance necessary and available to Celgene to enable Novartis to manufacture and to obtain the necessary regulatory approvals to manufacture the d-MPH Products.

            Notwithstanding anything to the contrary contained in the preceding sentences, Novartis' election to manufacture pursuant thereto shall not be effective until either of the following are satisfied: (i) the expiration or early termination (without cost to Celgene) of any and all agreements Celgene may have with Third Parties with respect to the manufacture of d-MPH IR and active substance for d-MPH PR, (ii) Novartis' assumption of all obligations of Celgene with respect to any such agreements or (iii) until Novartis and Celgene enter into a new contract to purchase the d-MPH IR and active substance for d-MPH PR from Celgene based upon terms and conditions mutually acceptable to both parties, Novartis negotiates in good faith with Celgene concerning the terms and conditions of the new contract and continues to purchase the d-MPH IR and active substance for d-MPH PR from Celgene under the terms and conditions of the existing contract, or (iv) the date of termination is 12 months after such written notice.

            2.3. CELGENE RESERVED RIGHTS.

                 (a) Except for the licenses expressly granted by Celgene to Novartis pursuant to Section 5.1 hereof, Celgene reserves all rights under the Celgene Patent Rights and the Celgene Technology. The foregoing reserved rights shall include, but not be limited to, the rights to develop and file one or more SNDAs for d-MPH Products for oncology indications and to promote to oncologists in accordance with FDA regulations and all applicable laws, regulations and approvals governing the distribution and sale of the d-MPH Products.

                 (b) Without limiting the generality of the foregoing Section 2.3(a), Celgene shall have the exclusive right to develop the d-MPH Products for any and all indications in the field of oncology (each, an "Oncology Indication"). If Celgene determines to pursue development of the d-MPH Products for an Oncology Indication, it shall give Novartis notice thereof, Celgene shall have sole responsibility for all costs associated with such development and Celgene and Novartis shall form a joint committee to coordinate promotional efforts. Celgene shall promote the d-MPH Products for Oncology Indications under the same trademark as is used in the promotion of the d-MPH Products by Novartis, and Novartis shall establish the pricing and record all sales therefor. Notwithstanding the foregoing, through the Development Committee referenced in Article 7.4, Novartis shall have the right to review and provide input to Celgene in advance with respect to (i) all protocols for studies relating to the d-MPH Products for Oncology, (ii) all promotional materials for d-MPH Products to Oncology, and (iii) any plans for new indications or plans which might otherwise affect the package insert for the Ritalin Line, Ritalin QD or the d-MPH Products. If Novartis notifies Celgene that it believes that any of Celgene's planned or ongoing activities relating to the d-MPH Products in Oncology might adversely affect the Ritalin branded products, Celgene agrees that it will develop and promote the d-MPH Products in Oncology under a different, mutually acceptable brand name. Furthermore, Celgene shall have the option to elect to develop and promote the d-MPH Products in Oncology under a different, mutually acceptable brand name. In the event Celgene wishes to promote Ritalin(R) QD to Oncologists, Celgene may raise the issue at the Development Committee for discussion with the Novartis committee members.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES; COVENANTS

             3.1. REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts or other arrangements to which it is a party.

             3.2. REPRESENTATIONS OF NOVARTIS. Novartis represents and warrants to, and covenants with, Celgene that:

                  (a) Novartis is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and

                  (b) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Novartis enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             3.3. REPRESENTATIONS OF CELGENE. Celgene represents and warrants to, and covenants with, Novartis that:

                  (a) Celgene is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

                  (b) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Celgene enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

                  (c) Celgene has the right, power and authority to grant the worldwide exclusive licenses to the Celgene Technology, subject to Celgene's pre-existing obligations to Biovail Laboratories, Inc. in Canada.

             3.4. DISCLAIMER OF WARRANTIES. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY CELGENE (A) THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION, (B) THAT ANY PATENT WHICH ISSUES WILL BE VALID, OR (C) THAT THE USE OF ANY LICENSE GRANTED HEREUNDER OR THE USE OF ANY PATENT RIGHTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, CELGENE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PATENT RIGHTS EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT.

             3.5. HART-SCOTT-RODINO FILINGS. Each of Celgene and Novartis covenants and agrees to prepare and make appropriate filings under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder as soon as reasonably practicable. The parties agree to co-operate in the antitrust clearance process and to furnish promptly to the FTC and the Antitrust Division of the Department of Justice any additional information reasonably requested by them in connection with such filings. The Agreement shall bind Celgene and Novartis upon execution until the earlier of the Termination Date and the termination or expiration of the Agreement by its terms, but the provisions of the Agreement relating to the grant of the exclusive license by Celgene to Novartis shall not become effective until the waiting period provided by the Act shall have terminated or expired without any action by any government agency or challenge to the termination (the date of such termination or expiration, the "Effective Date"). In the event that antitrust clearance from the FTC and the Antitrust Division of the Department of Justice is not obtained by October 10, 2000 or such other date as the parties may agree, the Agreement may be terminated in accordance with
Section 11.3(f) (the date of such termination, the "Termination Date"). In the event a provision of the Agreement needs to be deleted or substantially revised in order to obtain regulatory clearance of this transaction, the parties will negotiate in good faith in accordance with Section 14.3 hereof for example, by substituting, by mutual consent, a new provision which in its economic effect is sufficiently similar to the old provision that it can reasonably be assumed that the parties would have entered into the Agreement with such new provision.

             3.6 COMPLIANCE WITH LAWS. Each of Celgene and Novartis shall, in the performance of its material obligations under this Agreement comply in all material respects with all laws and regulations applicable to such performance.

                                   ARTICLE IV.
                           SALES, MARKETING AND SUPPLY

             4.1. SALES AND MARKETING DUTIES OF THE PARTIES. In connection with the sales and marketing of the d-MPH Products in the Territory, Novartis shall:

                  (a) upon receipt of FDA Approval (or approval of the applicable regulatory bodies) of any formulation of a d-MPH Product, at its sole expense, use such efforts to market such d-MPH Product in the Field in the Territory as it would use to market a product it had developed itself; provided, however, that in no event shall such efforts be less than those that are standard in the industry. Without limiting the generality of the preceding sentence and subject to Section 7.2, (i) Novartis shall launch the d-MPH Product in the United States and in the Five Major Markets (as defined in Article VI) and not later than three months after (x) such d-MPH Product is approved for commercial use by the applicable regulatory authorities, (y) there are adequate launch supplies on hand and (z) any required pricing approvals are obtained and
(ii) make such marketing efforts as are at least as diligent as efforts made by Novartis with respect to other Novartis products with similar commercial potential and, in any event, not less than the industry standard;

                  (b) maintain the d-MPH Product, pending sale to Customer, in a facility that is properly secured and equipped (including temperature and humidity control) to store the d- MPH Product and which is under the contractual or direct control of Novartis or its contract manufacturer. Celgene will have the right to inspect, from time to time, such facility and all government inspection reports and certificates relating thereto;

                  (c) provide Celgene with representative samples of its sales and promotional materials as requested by Celgene pertaining to the d-MPH Products and Ritalin(R)QD;

                  (d) conduct itself in a professional manner in accordance with industry standards;

                  (e) maintain a technically competent and experienced sales force (including a product or market specialist) itself or though a contract sales organization assigned to promote the d-MPH Products to the appropriate target audience, and create and disseminate to the sales personnel appropriate sales aids and literature developed by Novartis relating to the d-MPH Product;

                  (f) meet with Celgene on a quarterly basis to review relevant secondary marketing data (and Novartis' analysis thereof) and any primary marketing research data, in each case relating to Methylphenidate Products, and concurrently provide such data to Celgene to the extent Novartis is permitted to do so by the provider of such data.

             4.2. DUTY NOT TO COMPETE. In the event that Novartis or any Affiliate of Novartis sells, markets or distributes any branded competitive product for the treatment of ADD/ADHD (other than the d-MPH Products) not either currently marketed or in development by Novartis or an Affiliate of Novartis as of the date of execution of this Agreement, Celgene and Novartis will negotiate in good faith to reach an equitable business resolution. Novartis is prohibited from making sales of the d-MPH Products and Ritalin(R) QD to Customers outside the Territory. Notwithstanding the preceding sentence, with respect to countries within the European Union that are from time to time excluded from the Territory, Novartis shall be prohibited from making active sales of the d- MPH Products or Ritalin(R) QD to Customers in such country or countries, as the case may be.

             4.3. MARKETING SUPPORT DUTIES OF CELGENE. In connection with the marketing of the d-MPH Products, Celgene shall:

                   (a) refer all inquiries to Novartis which are received by Celgene from Customers in the Territory; and

                   (b) make available to Novartis at its request all data on hand and available to Celgene that are necessary or useful to the marketing of the d-MPH Products, including but not limited to, all quality control, technical, manufacturing, pre-clinical and clinical data.

             4.4.  ORDERS AND SUPPLY

                   (a) Until such time as Novartis has assumed responsibility for the manufacture of d-MPH IR and the active substance for d-MPH PR pursuant to Section 2.2 hereof, Novartis or its contract manufacturer may order specific quantities of the d-MPH Products (in the form and supply as described in Section 4.5) by transmitting a firm purchase order pursuant to Section 4.4(b) to Celgene to the location set forth in Section 14.4 hereof or such other location as Celgene may hereafter designate in writing. The purchase order shall be binding on Celgene unless rejected in writing by Celgene pursuant to the terms of this Agreement within ten days after receipt thereof. Celgene agrees that it will inform Novartis of its rejection of any order and the basis for such rejection no later than 10 days after Celgene's receipt thereof.

                   (b) Novartis shall deliver to Celgene, (i) at least 180 days prior to the anticipated date of First Commercial Sale of the d-MPH Product (the "Launch Date"), a good faith forecast of the quantity of d-MPH Product that Novartis anticipates ordering from Celgene (in the form and supply as described in Section 4.5) for the period ending one full calendar quarter after the Launch Date, and (ii) at least one full calendar quarter prior to the Launch Date, a firm purchase order for the d-MPH Product for the first calendar quarter after the Launch Date and a good faith forecast of its quantity requirements for the three successive calendar quarters thereafter. Thereafter, Novartis shall deliver to Celgene, at least 90 days before any calendar quarter, Novartis' firm order for the d-MPH Product for such calendar quarter and a forecast of Novartis' quantity requirements for the d-MPH Product (in the form and supply as described in Section 4.5) for the following three calendar quarters. All of such forecasted and firm ordered quantities are subject to agreement by Celgene, which agreement shall not be unreasonably withheld or delayed.

                   (c) The total amount of d-MPH Product ordered by Novartis in any calendar quarter may not be less than 75% of Novartis' most recent forecasted quantity for such calendar quarter. Additionally, Celgene's obligation to supply d-MPH Product to Novartis will not extend to more than 125% of Novartis' most recent forecasted quantity for such calendar quarter. If Novartis' ordered quantity exceeds 125% of Novartis' most recent forecast for such quarter, Celgene will in good faith attempt to fill the order, but is under no obligation to do so. Novartis shall indemnify Celgene and reimburse Celgene promptly upon request for all reasonable out-of-pocket costs and expenses, including costs of carrying increased inventory, to the extent caused by any deviation in order quantities from the limits imposed by the preceding sentence, and Celgene will act reasonably to mitigate any such costs and expenses.

                   (d) If, due to any of the events described in Section 14.1 hereof, Celgene experiences a shortage of d-MPH Product thereby rendering Celgene's performance hereunder impracticable, then Celgene shall have the right to allocate deliveries of the d-MPH Product among all of its customers on a pro-rata basis determined by prior sales, sales forecasts and purchase orders, and subject to Section 2.2, Celgene shall bear no liability whatsoever for the reduction or suspension of deliveries to Novartis and this Agreement shall otherwise remain in full force and effect.

                   (e) Celgene shall manufacture or have manufactured the d-MPH Products in compliance with applicable law, including, without limitation, any cGMP requirements. For purposes of verifying Celgene's compliance with this
Section 4.4(e), (i) Novartis shall be permitted access to Celgene's manufacturing facilities and related records and personnel during normal business hours, on reasonable prior notice and not more than once in any calendar year and (ii) Celgene shall use commercially reasonable efforts to cause, by means of contractual provisions or otherwise, its current and any future contract manufacturers to permit Novartis to have access to such contract manufacturer's manufacturing facilities and related records and personnel during normal business hours, on reasonable prior notice and not more than once in any calendar year. Further, Celgene shall supply Novartis with d-MPH Product which conforms in all material respects to the specifications upon which FDA Approval was received or such other specifications as the parties may hereafter agree upon, and cause such d-MPH Product to be quality control tested to assure such conformity. Novartis may reject any shipment of d-MPH Product which does not conform in all material respects to the specifications upon which FDA Approval was received. In order to reject a shipment, Novartis must within thirty (30) days after receipt of such shipment, give notice to Celgene of Novartis'
rejection of the shipment, (the "Notice") and the full basis therefor. If Novartis fails to timely give Notice, Novartis shall be deemed to have accepted delivery of the shipment; provided, however, in the case of products having latent defects, which upon diligent examination in accordance with the quality control testing procedures set out in the FDA Approval by Novartis upon receipt could not have been discovered, Novartis must give notice of Novartis' intent to reject within twenty (20) days after discovery of such defect, provided such notice may in no event be given later than 180 days after receipt of the shipment. After the Notice is given, Novartis shall confer with Celgene and assist Celgene in determining whether rejection is warranted. If, after so conferring, Celgene and Novartis are unable to agree whether the shipment is nonconforming, Novartis and Celgene shall jointly engage an independent laboratory (the "Independent Laboratory") to determine the conformity of the shipment to specifications and the fees and expenses of the Independent Laboratory shall be borne by Celgene if the shipment is determined to be non-conforming and by Novartis if determined to be conforming. Whether or not Celgene agrees that a shipment is nonconforming, Celgene shall use its reasonable best efforts, if requested by Novartis to provide replacement d-MPH Product which shall be purchased by Novartis as provided in this Agreement. Unless Celgene requests the return to it of a rejected shipment within sixty
(60) days of either (i) the date Celgene agrees the shipment is nonconforming or
(ii) the Independent Laboratory determines the shipment to be nonconforming, Novartis shall destroy the shipment and provide Celgene with certification of such destruction. Novartis shall promptly ship the shipment to Celgene, at Celgene's cost, if timely requested by Celgene to do so.

             4.5. FORM OF PRODUCT SOLD; DELIVERY AND SHIPPING. Celgene will use commercially reasonable efforts to manufacture, package and supply d-MPH IR to Novartis at a Purchase Price as set forth in Section 4.6. Celgene will use commercially reasonable efforts to manufacture and supply the d-MPH active substance to Novartis for d-MPH PR formulations at a Purchase Price as set forth in Section 4.6. All d-MPH IR will be shipped F.O.B. Celgene's facility or a facility designated by Celgene. Novartis will be responsible, at its own cost and expense, for insuring d-MPH IR against damage after d-MPH IR leaves Celgene's facility or a facility designated by Celgene. Novartis shall take title to, but not possession of, d-MPH IR at Celgene's facility.

             4.6. PRICE OF AND PAYMENT FOR PRODUCT. The purchase price for the d-MPH Products sold by Celgene to Novartis shall be payable and calculated as follows:

                   (a) Celgene shall invoice Novartis on shipment of d-MPH IR in finished packaged form, which invoiced amount shall be an amount equal to 35% of the Pro Forma Net Selling Price for d-MPH IR. Such amount includes any royalty otherwise due under 5.3(a)(i). Notwithstanding the foregoing, with respect to sales of d-MPH IR which are not Patented Sales, the Royalty Percentage shall be reduced by 50%. Celgene shall supply the d-MPH active substance for d-MPH PR formulations at no charge in return for a Royalty Percentage as set forth in
Section 5.3(a)(ii). For purposes of this Section 4.6, the term "Pro Forma Net Selling Price" shall mean (i) with respect to the initial shipments of product, an estimate of the price to be charged by Novartis to Third Parties, less the estimated amounts permitted to be deducted pursuant to the definition of

"Net Sales" in Article I hereof, and (ii) with respect to shipments made from and after any Quarterly Net Sales Report (as hereinafter defined), the price actually charged by Novartis to Third Parties during the calendar quarter covered by the latest Quarterly Net Sales Report, less the actual amounts deducted therefrom in accordance with the definition of "Net Sales" in Article I hereof. Payment of the amount invoiced pursuant to this Section 4.6(a) shall be payable within thirty (30) days after receipt of the invoice. Payment of such amount, in whole or in part, may be made in advance of such due date. Any payments owing to Celgene pursuant to this Section 4.6 not made on or before the due date shall bear interest from the due date to the date paid at the prime rate announced from time to time by Citibank, N.A., plus 2%.

                   (b) With respect to each calendar quarter during which Celgene ships d- MPH Product to Novartis, Novartis shall, promptly following the end of such quarter, prepare and furnish Celgene a report (the "Quarterly Net Sales Report") setting forth with respect to such quarter the aggregate Net
Sales (including gross sales and the specific deductions permitted by the definition of "Net Sales" taken in connection with the calculation of such Net Sales). If the invoiced amounts (pursuant to Section 4.6(a) hereof) with respect to any quarter exceed the Purchase Price (as hereinafter defined) with respect to such quarter, such excess shall be a credit against any outstanding or future invoice issued to Novartis pursuant to Section 4.6(a) hereof. If the invoiced amounts (pursuant to Section 4.6(a) hereof) with respect to any quarter are less than the Purchase Price, Novartis shall remit such shortfall to Celgene with the relevant Quarterly Net Sales Report. For purposes hereof, "Purchase Price" shall mean 35% of aggregate Net Sales, in the case of d-MPH Product supplied in finished packaged form for such quarter. Celgene shall supply the d-MPH active substance for d-MPH PR formulations at no charge in return for a Royalty Percentage as set forth in Section 5.3(a)(ii).

                   (c) From and after the date that Celgene advises Novartis that it commenced promoting a d-MPH Product for any Oncology Indication pursuant to Section 2.3(b) hereof, Novartis shall, promptly following the availability of prescription data with respect to any calendar quarter, prepare and furnish Celgene a report (the "Quarterly Net Sales Prescription Report") setting forth with respect to such quarter and with all supporting data appended (i) total prescriptions for d-MPH Products ("Total Prescriptions"), and (ii) total prescriptions for d-MPH Products from hematologists, hematologist/oncologists, oncologists, neuro- oncologists/neurosurgeons and urologists ("Oncologists") ("Total Oncology Prescriptions"). For purposes of the preceding sentence, total prescriptions and the value thereof shall be determined from data provided by IMS or other provider that the parties hereto from time to time agree to use. If the parties cannot agree on a provider or determine that such data is not available from any provider with sufficient accuracy, the parties shall jointly determine and implement the most expedient and economic means to obtain such data on an ongoing basis. With respect to the cost of any such data subscribed for by Novartis other than in the ordinary course of its business, Celgene shall bear 50% of the cost of such information.

                   Notwithstanding anything to the contrary contained in Sections 4.6(a) and (b) hereof, for d-MPH IR, Celgene shall be entitled to an incremental purchase price (the "Oncology Indication Purchase Price Increment") equal to 65% of Adjusted Oncology Net Sales (as hereinafter defined), and, for d-MPH PR, Celgene shall be entitled to an Oncology Indication Purchase Price Increment equal to 100% of Adjusted Oncology Net Sales multiplied by Novartis' Gross Profit Margin Not Including Active Substance, less Adjusted Oncology Net Sales multiplied by the Royalty Percentage as set forth in Section 5.3(a)(ii). For purposes hereof, "Adjusted Oncology Net Sales" shall mean the product of (x) Net Sales for any calendar quarter which includes or follows the date Celgene commences marketing any d-MPH Product for an Oncology Indication, and (y) a fraction, the denominator of which is the value of Total Prescriptions for such quarter and the numerator of which is the value of Total Oncology Prescriptions for d-MPH IR or the d-MPH PR, as the case may be, for such quarter or such other period as the parties may agree (the "Oncology Fraction"), less Oncology Base Sales, the algebraic sum of which is multiplied by the Fixed Commercial Multiple. An example of the Oncology Purchase Price Increment calculation for d-MPH IR and d-MPH PR is described in Schedule 4.6(c). The Oncology Indication Purchase Price Increment shall be payable to Celgene with the delivery of the Quarterly Net Sales Prescription Report.

                   (d) Novartis shall pay Celgene, in addition to the Purchase Price (and any applicable Oncology Indication Purchase Price Increment) for each d-MPH Product purchased by Novartis, the amount of any and all sales, withholding or similar taxes, if any, imposed on Celgene in connection with the sale, production and delivery of any d-MPH Product by Celgene to or for Novartis, except to the extent that Celgene receives a foreign tax credit or other offsetting economic benefit.

                   (e) Novartis shall assume all credit risk in reselling the d-MPH Product.

                   (f) For purposes of verifying the accuracy of the Purchase Price (and any applicable Oncology Indication Purchase Price Increment), Celgene shall be entitled, from time to time, to have its independent accountants (who shall be bound by the confidentiality provisions of this Agreement) review, on Celgene's behalf, the books and records of Novartis, and Novartis shall give such accountants access to such books and records during reasonable business hours and upon reasonable prior notice from Celgene. If a calculation of Purchase Price (and any applicable Oncology Indication Purchase Price Increment) with respect to any quarter was erroneous and as a result thereof, Celgene is entitled to an additional amount which exceeds 5% of the Purchase Price (and any applicable Oncology Indication Purchase Price Increment) with respect to such quarter as originally determined by Novartis, then Celgene shall be entitled, in addition to such deficiency, to an amount equal to its reasonable costs, out-of-pocket or otherwise, in conducting such review of Novartis' books and records and its reasonable costs, including attorneys' fees and expenses, incurred in collecting such additional amount.

             4.7.  SUPPLY OF CLINICAL MATERIAL AT COST.

                   (a) In the event that Celgene is supplying d-MPH IR and Novartis requires such d-MPH IR for clinical development, Celgene must supply such d-MPH IR to Novartis at its Fully Allocated Cost.

                   (b) In the event that Celgene is conducting clinical development for oncology and after Novartis has elected to manufacture pursuant to Section 2.2 hereof, Novartis must either supply or must cause to be supplied d-MPH IR to Celgene at its Fully Allocated Cost. In the event that Celgene is conducting clinical development for oncology, Novartis must either supply or must cause to be supplied d-MPH PR to Celgene at its Fully Allocated Cost.

                   (c)  In  the  event   Novartis   has   elected   to   perform
manufacturing of both the d-MPH Products pursuant to Section 2.2 hereof, Novartis must supply such d-MPH Product to Celgene for clinical development for oncology at its Fully Allocated Cost.

                                   ARTICLE V.
                         LICENSE GRANTS; RESERVED RIGHTS

             5.1. GRANT OF LICENSE RIGHTS BY CELGENE TO NOVARTIS. Celgene hereby grants to Novartis, and Novartis hereby accepts, an exclusive royalty-bearing license (with the right to sublicense with the consent of Celgene, which consent shall not be unreasonably withheld or delayed), to make, have made, use, import, sell and offer to sell the Methylphenidate Products in the Field in the Territory under the Celgene Technology. In the event that Novartis manufactures the d-MPH Products, (i) Celgene will provide to Novartis all such know-how and information that is available on hand to Celgene and that is necessary to enable Novartis to manufacture and to obtain the necessary regulatory approvals to manufacture the d-MPH Products; (ii) Celgene will assist Novartis in securing an appropriate contract for supply of active
d-methylphenidate and other raw materials from Celgene or its designated suppliers; and (iii) Novartis shall be solely responsible for all costs and expenses associated with such manufacturing, including any costs of technology transfer and/or compliance with associated regulatory requirements.

             5.2.  PRESERVATION OF LICENSES IN BANKRUPTCY.

                   (a) If Celgene should file a petition under bankruptcy laws, or if any involuntary petition shall be filed against Celgene, Novartis shall be protected in the continued enjoyment of Novartis' rights as licensee hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon licensees under Section 365(n) of Title 11 of the U.S. Code, or any similar provision of any applicable law. Celgene shall give Novartis reasonable prior notice of the filing of any voluntary petition, and prompt notice of the filing of any involuntary petition, under any bankruptcy laws. If Novartis should file a petition under the bankruptcy laws, or if any involuntary petition shall be filed against Novartis, Celgene shall be protected in the continued enjoyment of Celgene's rights as licensee hereunder to the maximum feasible extent, including, without limitation, if it so elects, the protection conferred upon licensees under Section 365(n) of Title 11 of the U.S. Code, or any similar provision of any applicable law. Novartis shall give Celgene reasonable prior notice of the filing of any voluntary petition, and prompt notice of the filing of any involuntary petition, under any bankruptcy laws. If the bankruptcy trustee of either Celgene or Novartis rejects this Agreement under Section 365(a) of Title 11 of the U.S. Code, the other party may elect to retain its rights licensed hereunder (and any other supplementary agreements hereto) pursuant to Section 365(n) of Title 11 of the U.S. Code for the duration of this Agreement.

                   (b) Each party recognizes that the Celgene Technology, the Celgene Patent Rights and the Novartis Technology are "intellectual property" as that term is defined in 11 U.S.C. Section 101(35(A)) or any successor provision.

             5.3.  ROYALTIES.

                   (a) In consideration of the licenses and rights granted by Celgene to Novartis pursuant to this Article V, Novartis shall pay to Celgene, on a quarterly basis, the following royalties:

                       (i) With respect to d-MPH IR, a royalty equal to the Royalty Percentage (as hereinafter defined) multiplied by the aggregate Net Sales for such quarter. For purposes of this Section 5.3(a)(i) hereof, the "Royalty Percentage" shall be 35%, less the percentage of Net Sales that represented Celgene's COGS at the time Novartis gave notice to Celgene of its election pursuant to Section 2.2 hereof, but in no event shall the Royalty Percentage be less than 25%. Further, at such time as either Section 2.2 (i) or
(ii) is implemented, in either case as described in Section 2.2 (x) or (y), the Royalty Percentage shall be adjusted to compensate Novartis for any reasonable direct out of pocket expenses incurred by Novartis in exercising its rights under that paragraph. Notwithstanding the foregoing, with respect to sales of d-MPH IR which are not Patented Sales, the Royalty Percentage shall be reduced by 50%.

                       (ii) With respect to d-MPH PR, a royalty equal to the Royalty Percentage multiplied by the aggregate Net Sales for such quarter. For purposes of this Section 5.3(a)(ii) hereof, the "Royalty Percentage" shall be, in the case where Celgene is manufacturing the active substance for d-MPH PR formulations, 30%, and, in the case where Novartis has elected to manufacture the active substance for d-MPH PR formulations pursuant to Section 2.2 hereof, 30% less the percentage of Net Sales that represented Celgene's COGS for active substance at the time Novartis gave notice to Celgene of its election, but in no event shall the Royalty Percentage be less than 25%. Further, at such time as either Section 2.2 (i) or (ii) is implemented, in either case as described in
Section 2.2 (x) or (y), the Royalty Percentage shall be adjusted to compensate Novartis fully for any reasonable direct out of pocket expenses incurred by Novartis in exercising its rights under that paragraph. Notwithstanding the foregoing, with respect to sales of d-MPH PR which are not Patented Sales, the Royalty Percentage shall be reduced by 50%.

                       (iii) With respect to the Ritalin(R)Line on a country by country basis, a royalty equal to the Royalty Percentage. For purposes of this
Section 5.3(a)(iii), the Royalty Percentage shall be 7.5% of Net Sales for the first 12 months commencing after the earlier of commercial launch or three months after approval of d-MPH IR and with respect to sales outside the United States, regulatory pricing approval; 15% of Net Sales for the following 12 months; and 22.5% of Net Sales until d-MPH PR is launched and 30% of Net Sales thereafter.

                       (iv) With respect to Ritalin(R)QD, a royalty equal to the Royalty Percentage. For purposes of this Section 5.3(a)(iv), the Royalty Percentage shall be 10% of Net Sales for the first 12 months after commercial launch; 20% of Net Sales for the following 12 months; and 30% of Net Sales for the following third 12 months and thereafter. Notwithstanding the foregoing, with respect to sales of Ritalin(R) QD which are not Patented Sales, the Royalty Percentage shall be reduced by 50%.

                   During the term of this Agreement, following the First Commercial Sale of any product manufactured by Novartis pursuant to this Agreement, Novartis shall within thirty (30) days after each calendar quarter furnish to Celgene a written quarterly report showing: (i) the gross sales of the product sold by Novartis and its Affiliates during the reporting period and the calculation of Net Sales from such gross sales; and (ii) the specific deductions permitted by the definition of "Net Sales" taken in connection with the calculation of Net Sales. If no royalty is due for any royalty period hereunder, Novartis shall so report. Novartis shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

                  (b)  Reference  is made to  Novartis'  obligation  pursuant to
Section 4.6(c) hereof to prepare and furnish Celgene the Quarterly Net Sales Prescription Report. Notwithstanding anything to the contrary contained in
Section 5.3(a) hereof, Celgene shall be entitled to (A) for d- MPH IR, an incremental royalty (the "Oncology Royalty Increment") equal to (i) 100% of Adjusted Oncology Net Sales as set forth in Section 4.6(c), multiplied by Novartis' Gross Profit Margin for d-MPH IR for the relevant quarter, less (ii) the Royalty Percentage set forth in Section 5.3(a)(i) multiplied by Adjusted Oncology Net Sales; and (B) for d-MPH PR, an additional royalty (the "Oncology Royalty Increment") equal to (i) 100% of Adjusted Oncology Net Sales multiplied by Novartis' Gross Profit Margin for d-MPH PR for the relevant quarter, less
(ii) the Royalty Percentage set forth in Section 5.3(a)(ii) multiplied by Adjusted Oncology Net Sales. An example of the calculation of the Oncology Royalty Increment for d-MPH IR and d-MPH PR is described in Schedule 5.3(b). The Oncology Royalty Increment shall be payable to Celgene with the delivery of the Quarterly Net Sales Prescription Report.

                  (c) Royalties payable pursuant to this Section 5.3 shall be paid to Celgene on Net Sales from the date of the First Commercial Sale of any product pursuant to this Agreement until the termination of this Agreement and shall be net of any and all sales, withholding or similar taxes, if any, imposed in connection with the sale, production and delivery of any product, except to the extent Celgene receives a foreign tax benefit or other offsetting economic benefit. Under no circumstances will sales of generic methylphenidate by Geneva Pharmaceuticals, Inc. or its successor or another Affiliate of Novartis outside the United States be subject to any royalties hereunder. After ten years, there shall be no obligation to pay any royalty except with respect to sales of a Methylphenidate Product covered by a Valid Claim of a Celgene issued patent or supplemental protection certificate in force in the country where the sale is made (a "Patented Sale"). A "Valid Claim" is a claim in a patent in force which has not been held invalid, revoked, or unenforceable by any patent office or court of competent jurisdiction in the relevant country.

             5.4. AUDITS. Upon the written request of Celgene, Novartis shall permit an independent public accountant selected by Celgene and acceptable to Novartis, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of Novartis as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than thirty-six (36) months prior to the date of such request. All such verifications shall be conducted upon reasonable prior notice and not more than once in each calendar year. In the event such Celgene representative concludes that additional royalties were owed to Celgene during such period, the additional royalty shall be paid by Novartis within thirty (30) days of the date Celgene delivers to Novartis such representative's written report so concluding. The fees charged by such representative shall be paid by Celgene unless the audit discloses that the royalties payable by Novartis for the audited period are understated by more than five percent (5%), in which case Novartis shall pay the reasonable fees and expenses charged by such representative. Novartis shall include in each Third Party sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Novartis, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Celgene's representatives to the same extent required by Novartis under this Agreement. Celgene agrees that all information subject to review under this
Section 5.4 is confidential and that Celgene shall cause its representatives to retain all such information in confidence in accordance with Article IX hereof.

             5.5. ROYALTY PAYMENT TERMS. Royalties shown to have accrued by each royalty report provided for under Section 5.3(a) hereof shall be due thirty (30) days after the end of such quarter. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing with respect to any prior quarter shall be added, together with interest thereon accruing (at the prime rate announced from time to time by Citibank, N.A., plus 2%) from the date originally due, to the next quarterly payment hereunder.

             5.6. STANDARDS. Novartis shall manufacture or have manufactured the d-MPH Products pursuant to this Article V in accordance with specifications upon which FDA Approval was received or such other specifications as the parties may hereafter agree upon and applicable law, including, without lmitation, any cGMP requirements. For purposes of verifying Novartis' compliance with this Section 5.6, (i) Celgene shall be permitted access to Novartis' manufacturing facilities and related records and personnel during normal business hours, on reasonable prior notice and not more than once in any calendar year and (ii) Novartis shall use commercially reasonable efforts to cause, by means of contractual provisions or otherwise, its contract manufacturers to permit Celgene to have access to such contract manufacturers' manufacturing facilities and related records and personnel during normal business hours, on reasonable prior notice and not more than once in any calendar year.

             5.7. SUPPLY OF PRODUCT TO CELGENE. When Novartis manufactures or has manufactured d-MPH PR and in the event that Novartis manufactures or has manufactured d-MPH IR, Novartis shall provide such quantities of d-MPH PR and d-MPH IR in bulk finished formulation F.O.B. Novartis' facility as Celgene and Celgene's designated licensees may require at a price equal to Novartis' COGS plus 5% for markets outside the Territory. Celgene shall pay all sales and similar taxes, import duties in connection with such purchases.

             5.8. SUBLICENSING. Notwithstanding any sublicense by Novartis hereunder, Novartis shall remain fully responsible to Celgene with respect to Novartis' obligations hereunder.

             5.9. SUPPLY OF ACTIVE SUBSTANCE TO NOVARTIS. Celgene shall supply the d-MPH active substance to Novartis at Celgene's COGS for the development of d-MPH PR and d-MPH IR if additional studies are performed by Novartis.

                                   ARTICLE VI.
                                  LICENSE FEES

             6.1  LICENSE   FEES.   Novartis   shall  make  a  total  of  up  to
U.S.$100,000,000 of licensee fee payments to Celgene pursuant to the following schedule:

                      (a) On the Effective Date, a payment of U.S.$10,000,000 plus interest accrued at the rate of 8% per annum from the date of execution of this Agreement to the Effective Date; provided, however, that if antitrust clearance from the FTC and the Antitrust Division of the Department of Justice is not received by the parties with respect to this Agreement and notwithstanding any termination of this Agreement pursuant to Section 11.3(f) hereof, Novartis shall pay Celgene a payment of U.S. $5,000,000 plus interest accrued at the rate of 8% per annum from the date of execution of this Agreement to the Termination Date.

                      (b) Upon the acceptance by the FDA of an NDA for d-MPH IR, a payment of U.S.$5,000,000.

                      (c)  Upon  FDA   Approval   of  d-MPH  IR,  a  payment  of
U.S.$12,500,000.

                      (d) Upon the submission to FDA of an NDA for the d-MPH PR, a payment of U.S.$7,500,000.

                      (e) Upon FDA Approval of the d-MPH PR, a payment of U.S.$20,000,000.

                      (f) If either of the d-MPH Products is transferred from its current status of C-II under the Controlled Substances Act of 1970 (the "Act") to a status of either C-IV or C-V under the Act, or if either of the d-MPH Products is determined not to be a controlled substance under the Act, Novartis will pay to Celgene, upon the happening of either event, a payment of U.S.$15,000,000 (said milestone payable only once).

                      (g) Upon the submission of regulatory dossier in Europe for d-MPH IR:
                          (i)  Centralized (EMEA), US$5,000,000; or
                          (ii) Mutual  Recognition  for each of France, Germany,
Italy, Spain and the United Kingdom (collectively, the "Five Major Markets"), US$1,000,000 per market.

                      (h) Upon approval in Europe for d-MPH IR:
                          (i)  Centralized (EMEA), US$10,000,000; or
                          (ii) Mutual  Recognition  for  each  of the Five Major
Markets, US$2,000,000 per market.

                      (i) Upon the submission of regulatory dossier in Europe for d-MPH PR:
                          (i)  Centralized (EMEA), US$5,000,000; or
                          (ii) Mutual  Recognition  for  each  of the Five Major
Markets, US$1,000,000 per market.

                      (j) Upon approval in Europe for d-MPH PR:
                          (i)  Centralized (EMEA), US$10,000,000; or
                          (ii) Mutual  Recognition  for  each  of the Five Major
Markets, US$2,000,000 per market.

             6.2  NOTIFICATION OF MILESTONE  ACHIEVEMENT AND INVOICE  PROCEDURE.
Novartis shall notify Celgene in writing within ten business days of the achievement of each milestone event described in Section 6.1 Upon the achievement of a milestone event, Celgene shall send Novartis an invoice substantially in the form contained in Schedule 6.2 for the milestone payment due as a result thereof in accordance with Section 6.1. Novartis shall make each milestone payment within 15 days of its receipt of the invoice from Celgene.

                                  ARTICLE VII.
                         DEVELOPMENT; REGULATORY MATTERS

             7.1. APPROVAL OF D-MPH IR. Celgene shall continue its development of d-MPH IR to obtain FDA Approval and will conduct required additional studies until such approval is obtained; provided, however, that Novartis shall promptly reimburse Celgene for the cost of all studies described in Schedule 7.1 conducted from the date of execution of the Agreement until the Effective Date or Termination Date, such expenses not to exceed those listed in Schedule 7.1 with respect to d-MPH IR without the approval of the Development Committee. After the Effective Date, Novartis shall pay for all such studies directly. Celgene will make any additional or supplemental submissions required by the FDA; provided, however, that Novartis shall pay for the cost of any such submissions.

             7.2.  OTHER DEVELOPMENT EFFORTS AND FUNDING.

                   (a) (i) Subject to Section 2.3 hereof, Novartis will use commercially reasonable efforts to develop and seek FDA Approval of d-MPH PR for ADD and ADHD indications commencing on the date of execution of this Agreement. Should Novartis choose to develop additional formulations or indications for the d-MPH Products, Novartis will fully fund such development work. (ii) In addition, Novartis will, subject to Section 7.1 (A) fully fund all remaining expenses related to NDA approval of the d-MPH Products for the ADD/ADHD indications commencing on the date of execution of this Agreement, (B) be responsible for payment of any Phase IV commitments required by FDA as a condition of NDA approval of the d-MPH Products and (C) fully fund all remaining expenses relating to studies that have commenced or under contract as of the date of execution of this Agreement as described in Schedule 7.2(a)(ii)(C), such expenses not to exceed those listed in
Schedule 7.2(a)(ii)(C) with respect to d-MPH IR without the approval of the Development Committee. Provided, however, that with respect to clauses (i) and
(ii) above, that Novartis shall promptly reimburse Celgene for the cost of all such studies conducted from the date of execution of the Agreement until the Effective Date or Termination Date. After the Effective Date, Novartis shall pay for all such studies directly.

                   (b) For countries outside of the United States, Novartis shall make a decision (on a country-by-country, product-by-product basis) whether to file for regulatory approval for d-MPH IR or PR based on its commercial assessment of the market potential for such d-MPH Product. Novartis shall notify Celgene of its decision in writing, as follows:

            (i) for European Union countries, within three months of FDA Approval for such d-MPH Product;

            (ii) for Australia, within six months of receipt of FDA Approval for such d-MPH Product; and

            (iii) for all other non-U.S. countries (including Japan) in the Territory, within 12 months of FDA Approval.

If Novartis elects to file for regulatory approval for d-MPH IR or d-MPH PR in a country, Novartis shall use commercially reasonable efforts to develop and seek regulatory approval for such d-MPH Product in such country and, following receipt of such regulatory approval, shall act in accordance with Section 4.1 in connection with the sales and marketing of such d-MPH Product in the country.

                   (c) Upon Novartis' notification to Celgene of its decision not to file for regulatory approval for a d-MPH Product for a non- U.S. country in the Territory (each, an "Excluded Country" and collectively, the "Excluded Countries"), Celgene shall have the option (exercisable within one year of Novartis' notice) to either: (i) renegotiate terms with Novartis for the sale by Novartis or a sublicensee of such d-MPH Product in such Excluded Country or (ii) terminate Novartis' license for such d-MPH Product in such Excluded Country and pursue such regulatory approval and commercialization of such d-MPH Product in such Excluded Country at its own expense; provided, however, that nothing herein shall be deemed to convey any license to the Ritalin trademark or any other trademark of Novartis.

             7.3. DISTRIBUTION AND LICENSE RIGHTS. Any formulations and indications developed pursuant to Section 7.1 or 7.2 hereof shall be deemed included in d-MPH IR and d-MPH PR for purposes of this Agreement, except that Celgene shall have the exclusive right to promote any such formulations to Oncologists.

             7.4. DEVELOPMENT COMMITTEE. Celgene and Novartis shall establish, as soon as practicable after the Effective Date, a Development Committee comprised of no more than three (3) senior representatives of each of Celgene and Novartis. The Development Committee shall be chaired by a member thereof designated, from time to time by Novartis. The Development Committee shall discuss development and registration issues and shall coordinate the development and registration efforts described in this Article VII. Meetings of the Development Committee shall be at such times and places and in such form (e.g., in person, telephonic or video conference) as the members of the Development Committee shall determine. Representatives of both Parties shall be present at any meeting of the Development Committee. Decisions of the Development Committee shall be made by unanimous vote or by a written consent signed by all members thereof. The Development Committee shall keep minutes of its deliberations setting forth, among other matters, all proposed actions and all votes thereon. All records of the Development Committee shall at all times be available to both Parties. The Development Committee may delegate to one Party or to a specific representative the authority to make certain decisions. All disagreements within the Development Committee shall be subject to the following:

                  (a) The members of the committee will endeavor in good faith for a period of not less than thirty (30) days to attempt to resolve the dispute; and

                  (b) If the members of the committee are unable to resolve the dispute by the end of such period, the committee shall promptly present the disagreement to the Chief Operating Officer of Celgene and the Chief Operating Officer of Novartis or their respective designees, and such executives shall endeavor to resolve the dispute.

             7.5. REGISTRATIONS. Celgene shall be responsible for the NDA and supplemental submissions related to d-MPH IR in the U.S. but Novartis shall have the right, through the Development Committee, to provide input into the preparation of such submission materials. Notwithstanding the foregoing, after submission of the NDA and supplemental submissions with respect to d-MPH IR in the U.S. and after the Effective Date, Celgene shall notify the FDA in writing that ownership of the Investigational New Drug and New Drug Application has been transferred to Novartis and that Novartis is the responsible party for purposes of the related Investigational New Drug and New Drug Application submission and other regulatory issues. Novartis, in turn, shall notify the FDA in writing that it has accepted ownership of the Investigational New Drug Application and New Drug Application. Novartis shall be responsible for the NDA and supplemental submissions related to d-MPH IR in the U.S. as well as any submissions made outside the U.S., but Celgene shall have the right, through the Development Committee, to provide input into the preparation of such submission materials.

             7.6. ADVERSE EVENT REPORTING. Each of Novartis and Celgene shall promptly report any serious or unexpected event (as that term is used by the FDA) to the other (after first reporting such event to the FDA) of which it becomes aware during the clinical development or commercialization of the d-MPH Products, and shall reasonably cooperate with the other in providing related information. The parties shall negotiate in good faith concerning a detailed adverse event reporting procedure as soon as practicable after the date of execution of this Agreement.

                                  ARTICLE VIII.
                          INTELLECTUAL PROPERTY RIGHTS

             8.1. NO OTHER TECHNOLOGY RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, trade secrets, know-how, patents, pending patent applications, products, or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.

             8.2. ENFORCEMENT OF PATENT RIGHTS. Celgene and Novartis shall each promptly notify the other in writing of any actual, alleged or threatened infringement of patents or patent applications of either party of which they become aware.

             Celgene may enforce any of the Celgene Patent Rights against a third party and may defend any declaratory judgment action brought in relation to such patents, all at its own expense. In the event that a third party sells a product that infringes any patent included in the Celgene Patent Rights or brings a declaratory judgment action regarding any such patent(s) and Celgene elects not to enforce or defend such patent(s), the royalty due to Celgene with respect to the relevant country for sales of the d-MPH Products, Ritalin(R) QD and the Ritalin(R) Line covered by such patent(s) shall be reduced by 50%.

             8.3. MAINTENANCE OF PATENTS. Celgene shall be responsible for paying the maintenance fees and annuities with respect to the Celgene Patent Rights and Novartis shall, at all times during the term of this Agreement fund the cost of such maintenance fees and annuities.

                                   ARTICLE IX.
                                 CONFIDENTIALITY

             9.1. NONDISCLOSURE OBLIGATIONS.

                  (a) Except as otherwise provided in this Agreement, during the term of this Agreement and for a period of ten (10) years thereafter, both Parties shall maintain in confidence and not use for any purpose other than those contemplated by this Agreement (a) information and data received from the other party resulting from or related to the d-MPH Products, Ritalin(R) QD and the Ritalin(R) Line and (b) all information and data not described in clause (a) but supplied by the other party under this Agreement marked "Confidential." For purposes of this Article IX, information and data described in clause (a) or (b) shall be referred to as "Information."

                  (b) To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and a party may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, the d-MPH Products, Ritalin(R) QD or the Ritalin(R) Line. The obligation not to disclose Information shall not apply to any part of such Information that: (a) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or its Affiliates; (b) can be shown by written documents to have been disclosed to the receiving party or its Affiliates by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party pursuant to a confidentiality agreement; (c) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates, provided such Information was not obtained directly or indirectly from the other party pursuant to a confidentiality agreement; (d) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement; (e) is disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law; provided that the receiving party notifies the other party immediately upon receipt thereof (and provided that the disclosing party furnishes only that portion of the Information which it is advised by counsel is legally required); or (f) pharmacological and clinical data used for marketing purposes following receipt of FDA Approval.

             9.2. TERMS OF THIS AGREEMENT. Celgene and Novartis each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party, except as required by applicable law. If Celgene determines that it is required to file with the Securities and Exchange Commission or other governmental agency this Agreement for any reason, Celgene shall request confidential treatment of such portions of this Agreement as it and Novartis shall together determine. Notwithstanding the foregoing, Celgene and Novartis may use, as a routine reference in the usual course of business to describe the terms of this transaction, any statement containing information not materially different from the information set forth on Schedule 9.2 hereof, as such Schedule may be amended from time to time.

                                   ARTICLE X.
                                   INDEMNITY

             10.1.  NOVARTIS INDEMNITY  OBLIGATIONS.  Novartis agrees to defend, indemnify and hold Celgene, its Affiliates and their respective employees, officers, directors, counsel and agents harmless from all claims, losses, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation) arising as a result of: (a) the breach by Novartis of any covenant, representation or warranty contained in this Agreement; (b) actual or asserted violations of any applicable law or regulation by Novartis or its Affiliates by virtue of which the d-MPH Product, Ritalin(R) QD or the Ritalin(R) Line manufactured, distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (c) claims for bodily injury, death or property damage attributable to the manufacture, distribution or sale of the d-MPH Product, Ritalin(R) QD or the Ritalin(R) Line by Novartis or its Affiliates; (d) any negligent act or omission of Novartis (or any Affiliate or sublicensee thereof) in the manufacture, promotion, marketing and sale of any d-MPH Product, Ritalin(R) QD or the Ritalin(R) Line or any other activity conducted by Novartis or its Affiliates under this Agreement which is the proximate cause of injury, death or property damage to a third party; or (e) any failure of Novartis to comply with any recall of a d-MPH Product, Ritalin(R) QD or the Ritalin(R) Line manufactured, distributed or sold by Novartis or its Affiliates that is ordered by a governmental agency or required by a confirmed failure of such d-MPH Product, Ritalin(R) QD or the Ritalin(R) Line.

             10.2. CELGENE INDEMNITY OBLIGATIONS. Celgene agrees to defend, indemnify and hold Novartis, its Affiliates and their respective employees, officers, directors, counsel and agents harmless from all claims, losses, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses, and costs of investigation) arising as a result of: (a) the breach by Celgene of any covenant, representation or warranty contained in this Agreement; (b) actual or asserted violations of any applicable law or regulation by Celgene or its Affiliates by virtue of which d-MPH IR and the active substance for d-MPH PR manufactured, distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (c) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the d-MPH Products by Celgene or its Affiliates; (d) any negligent act or omission of Celgene (or any Affiliate or sublicensee thereof) in the manufacture, promotion, marketing and sale of any d-MPH Product or any other activity conducted by Celgene or its Affiliates under this Agreement which is the proximate cause of injury, death or property damage to a third party; or (e) any failure of Celgene to comply with any recall of a d-MPH Product manufactured, distributed or sold by Celgene or its Affiliates that is ordered by a governmental agency or required by a confirmed failure of such d-MPH Product.

             10.3. PROCEDURE. A party or any of its Affiliates or their respective employees or agents (the "Indemnitee") that intends to claim indemnification under this Article X shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article X shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The Indemnitor may not settle, or otherwise consent to an adverse judgment with respect to, any loss, claim, liability or action without the consent of the Indemnitee, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article X to the extent of such prejudice, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article X. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

             10.4. INSURANCE. Novartis and Celgene shall each maintain appropriate product liability insurance with respect to development, manufacture and sales of the d-MPH Products, Ritalin(R) QD or the Ritalin(R) Line by Novartis or Celgene, as the case may be, in such amount as Novartis or Celgene, respectively, customarily maintains with respect to sales of its other products. Novartis and Celgene, as applicable, shall each maintain such insurance for so long as it continues to manufacture or sell the d-MPH Products, Ritalin(R) QD or the Ritalin(R) Line, as the case may be, and thereafter for so long as Novartis or Celgene, as applicable, maintains insurance for itself covering such manufacture or sales.

                                   ARTICLE XI.
                              TERM AND TERMINATION

             11.1. TERM. Unless sooner terminated pursuant to this Article XI, the term of this Agreement is for the period beginning on the date of execution of the Agreement and ending on the later of the tenth anniversary of First Commercial Launch or, on a country by country basis, the last d-MPH patent listed in Exhibit A (and all continuations, divisionals and equivalents or counterparts thereof and all supplemental protection certificates, extensions and reissues thereof) to expire (the "Expiration Date") with respect to that country. At the request of Novartis made not later than the date that is twelve
(12) months prior to the Expiration Date, Celgene and Novartis shall endeavor in good faith to reach agreement with respect to any extension or modification on commercially reasonable terms, of all or any of the rights and obligations provided for in this Agreement. If despite such good faith endeavor, such agreement is not reached, the parties hereto shall have no further obligation pursuant to the preceding sentence from and after the Expiration Date. At the Expiration Date, Celgene shall grant Novartis a perpetual, non-exclusive, royalty-free license to make, have made, use, import, sell and offer to sell the d-MPH Products and Ritalin(R) QD under the Celgene Technology.

             11.2. EXISTING OBLIGATIONS. Termination pursuant to Section 11.1 of this Agreement for any reason shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

             11.3. TERMINATION BY EITHER PARTY. Celgene or Novartis, as applicable, may terminate this Agreement on 60 days prior written notice to the other party upon the occurrence of any of the following:

                  (a) by either party in the event of a material breach by the other party of any covenant, duty or undertaking herein, which breach is not cured within 30 days after receipt of notice thereof;

                  (b) by Celgene if, on more than two occasions in any twelve month period, Novartis shall have failed to pay any amount hereunder when due, which failure shall have continued for at least ten (10) business days following Celgene's delivery of notice thereof to Novartis;

                  (c) by Celgene in the event of Novartis' discontinuance of the active conduct of its business for a period in excess of 30 days;

                  (d) by either party, on a product by product and country by country basis, in the event of the withdrawal of the d-MPH Product or Ritalin(R)QD from the marketplace due to any regulatory mandate;

                  (e) by either party in the event the other party or any person controlling such party shall become insolvent or shall file or have filed by its creditors a petition in bankruptcy or similar proceeding, or a court of competent jurisdiction appoints a receiver over the business or assets of such other party, or such other party makes a general assignment for the benefit of creditors; or

                  (f) by either party in the event that antitrust clearance is not received from the FTC and the Antitrust Division of the Department of Justice with respect to the Agreement.

             11.4. TERMINATION OF EXCLUSIVITY BY CELGENE. In the event Novartis fails to meet its Minimum Sales (as hereinafter defined), Novartis may, at its option, pay Celgene an amount equal to thirty percent (30%) of any shortfall under that minimum net sales target that is not due to an event of force majeure described in Section 14.1 hereof or Celgene's failure to meet its supply obligations to Novartis under Section 4.5 hereof. In the event that Novartis does not elect to pay such amount, Celgene shall have the right, at its option, to terminate the exclusive nature of the rights of Novartis under this Agreement and Novartis shall provide Celgene with access to all necessary data and otherwise cooperate with Celgene to enable Celgene to obtain parallel registrations. The term "Minimum Sales" shall mean the minimum sales listed on
Schedule 11.4 hereto.

             11.5. TERMINATION BY CELGENE. Notwithstanding anything to the contrary contained herein, with respect to the d-MPH Products, in event that Novartis has not made all required filings with the Japanese Ministry of Health and Welfare within five years of the date of execution of this Agreement, all licenses and rights granted to Novartis with respect to the d-MPH Products in Japan shall terminate.

             11.6. TERMINATION BY NOVARTIS. Notwithstanding anything to the contrary contained herein, Novartis shall have the right to terminate this Agreement, effective twelve (12) months after written notice to Celgene.

             11.7. EFFECTS OF TERMINATION BY CELGENE. If this Agreement is terminated by Celgene,

                    (a) all licenses and rights granted to Novartis hereunder shall terminate and Novartis will immediately cease to manufacture and sell the d-MPH Products and Ritalin(R) QD if such products are covered by a Valid Claim of a Celgene issued patent or supplemental protection certificate; provided, however, that Novartis and Celgene shall negotiate in good faith with respect to a mutually acceptable agreement to commercialize Ritalin(R) QD;

                    (b) Novartis shall transfer and assign to Celgene any and all registrations for the d-MPH Products;

                    (c) if such  termination  is pursuant to Section  11.3(a) or
(b) hereof, Celgene shall be entitled to claim from Novartis all damages which would be due to Celgene under law and equity. If such termination is pursuant to
Section 11.3(c), (d), (e) or (f) or Section 11.5 hereof, neither party shall have any liability to the other, except as otherwise specifically provided for herein;

                    (d) Novartis may dispose of its inventory of the d-MPH Products and Ritalin(R) QD on hand as of the effective date of termination, and may fill any orders for the d-MPH Products and Ritalin(R) QD accepted prior to the effective date of termination, for a period of twelve (12) months after the effective date of termination;

                    (e) within thirty (30) days after disposition of such inventory and fulfillment of such orders Novartis will forward to Celgene a final report and pay Celgene all amounts due for Net Sales in such period;

                    (f) Novartis shall grant Celgene a worldwide, perpetual, non-exclusive, fully-paid and royalty free right and license to use in the manufacture of the d-MPH Products the Novartis Technology that is necessary or useful in the manufacture of the d-MPH Products and until such time as Celgene can establish regulatory approval of an alternate manufacturer, supply Celgene with the d-MPH Products on commercially reasonable terms;

             11.8. SURVIVAL OF TERMINATION. The termination of this Agreement shall not affect (i) Novartis' obligation to pay Celgene any amounts due Celgene for d-MPH Product, Ritalin(R) QD or the Ritalin(R) Line sold prior to termination or pursuant to Section 11.4 hereof; (ii) Sections 2.4 and 7.6; and
(iii) Articles III, VIII, IX, X, XI, XII, XIII, and XIV.

             11.9. EFFECTS OF TERMINATION BY NOVARTIS. If this Agreement is terminated by Novartis,

                    (a) all licenses and rights granted to Novartis shall terminate and Novartis will immediately cease to manufacture and sell the d-MPH Product and Ritalin(R) QD if such products are covered by a Valid Claim of a Celgene issued patent or supplemental protection certificate;

                    (b) if such termination is pursuant to Section 11.3(a) hereof, Novartis shall be entitled to claim from Celgene all damages which would be due to Novartis under law and equity. If such termination by Novartis is pursuant to any other provision of this Agreement, neither party shall have any liability to the other, except as other wise specifically provided for herein;

                    (c) Novartis may dispose of its inventory of the d-MPH Products and Ritalin(R) QD on hand as of the effective date of termination, and may fill any orders for d-MPH Product and Ritalin(R) QD accepted prior to the effective date of termination, for a period of twelve (12) months after the effective date of termination; and

                    (d) within thirty (30) days after disposition of such inventory and fulfillment of such orders Novartis will forward to Celgene a final report and pay all amounts due Celgene for Net Sales in such period; and

                    (e) if such termination is pursuant to Section 11.3(a) hereof or upon the Expiration Date, Celgene shall grant Novartis a perpetual, non-exclusive, royalty-free license to make, have made, use, import, sell and offer to sell the d-MPH Products and Ritalin(R) QD under the Celgene Technology.

                                  ARTICLE XII.
                          INTELLECTUAL PROPERTY RIGHTS

             12.1. OWNERSHIP. All right, title and interest in and to the Celgene Technology shall be owned by Celgene.

             12.2. DEFENSE OF INDIVIDUAL INFRINGEMENT ACTIONS. If Celgene or Novartis, or any of their Affiliates or sublicensees, shall be individually named as a defendant in a legal proceeding by a Third Party for infringement of a patent because of the manufacture, use or sale of the d-MPH Product or Ritalin(R)QD, the party which has been sued (or whose Affiliate or sublicensee has been sued) shall promptly notify the other party hereto in writing of the institution of such suit. The party which has been sued may, at its option and at its sole expense, control and defend such suit. The controlling party may not settle such suit or otherwise consent to an adverse judgment in such suit that diminishes the rights or interests of the non-controlling party without the express written consent of the non-controlling party (which consent shall not be unreasonably withheld or delayed).

The party which has been sued shall keep the other party at all times reasonably informed as to the status of the suit. The party which is not controlling such legal proceedings shall have the right to be represented by advisory counsel of its own selection (and such counsel's opinion shall be reasonably considered by the controlling party), at its own expense, and shall cooperate fully in the defense of such suit and furnish to the party controlling such legal proceedings all evidence and assistance in its control.

             12.3. DEFENSE OF JOINT INFRINGEMENT ACTIONS. If Celgene and Novartis, or any of their Affiliates or sublicensees, shall be jointly named as defendants for infringement of a patent for making using, selling, offering to sell or importing the d-MPH Product or Ritalin(R) QD, Novartis shall be entitled to control the defense of such suit, and all expenses including costs and attorney fees, shall be paid by Novartis. Celgene shall have the right to be represented by counsel of its own selection, but at its sole expense. Novartis will consult in good faith with Celgene regarding the litigation. Celgene shall cooperate fully in the defense of such suit and furnish to Novartis all evidence and assistance in its control.

             12.4. CONTRIBUTION. With respect to any judgments, settlements or damages payable with respect to the defense of joint infringement actions, Celgene and Novartis shall contribute to the amount owed in the same ratio as the ratio of the Gross Profit received by Novartis in connection with sales of the d-MPH Product or Ritalin(R) QD to the (a) Purchase Price less COGS and/or
(b) Royalties received by Celgene in connection with the sale of the d-MPH Product or Ritalin(R) QD. In the event a license from a third party is required, the parties shall share the cost of such license equitably. Notwithstanding the foregoing, Celgene shall not be obligated to contribute to any settlement costs described above unless it has given its express written consent (which consent shall not be unreasonably withheld) to such settlement.

                                  ARTICLE XIII.
                             STANDSTILL AND NO RAID

             13.1.  STANDSTILL.  Both  parties  agree that,  except as expressly provided in this Agreement, for a period of four years from the date of this Agreement unless such action shall have been specifically invited in writing by the Board of Directors of the other party (it being understood that execution of this Agreement does not constitute such an invitation), neither party nor any of their officers, directors, employees, agents, consultants, advisors, partners, affiliates and other representatives (the "Representatives") on its behalf will in any manner, including but not limited to entering into communications or discussions with, the record or beneficial shareholders of the other party, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, participate in or cause or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the other party or any of its subsidiaries, (ii) any tender or exchange offer or merger or other business combination involving the other party or any of their subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party or any of its subsidiaries, (b) make, or become a "participant" in, any "solicitation" of "proxies" (as such terms are defined in Regulation 14A promulgated by the Securities and Exchange Commission) or consents to vote any voting securities of the other party, (c) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended) with respect to the securities of the other party, (d) otherwise act alone or in concert with others, to seek to control or influence the management, Board of Directors, shareholders or policies of the other party or its subsidiaries, (e) take any action which might force the other party to make a public announcement, or make or permit the Representatives to take any action that is likely to result in any public disclosure, regarding any of the types of matters set forth in (a), (b), (c), (d) or (e) above, or (f) enter into any discussions or arrangements with any third party with respect to any of the foregoing prohibited conduct, except in the event that a third party (1) acquires or makes a tender offer or exchange offer to acquire over twenty percent (20%) of the outstanding voting securities of Celgene, (2) publicly announces that it is seeking to acquire all or substantially all of Celgene's assets or (3) enters into discussions with Celgene that would require them to issue a press release. Notwithstanding the foregoing, Novartis' acquisition of no more than five percent (5%) of the outstanding registered voting securities of Celgene shall not constitute a violation of this Section 13.1. Both parties also agree during any such period not to request the other party (or its directors, officers, employees or other Representatives), directly or indirectly, to amend or waive any provision of this Section 13.1 (including this sentence).

             13.2. NO RAID. Both parties agree that, without prior written consent, it will not for a period of five years from the date of this Agreement, directly or indirectly, solicit for employment or employ any person who is now or hereafter is employed by the other party or any of their Affiliates and who is identified by the party as a result of its evaluation or otherwise in connection with this Agreement or the transactions contemplated hereby; provided, however, that neither party shall be prohibited from employing any such person who is solicited by advertising in periodicals of general circulation to the public generally and not specifically directed to solicit such employees.

                                  ARTICLE XIV.
                                  MISCELLANEOUS

             14.1. FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

             14.2. ASSIGNMENT. Except as otherwise provided herein, neither the rights nor the obligations hereunder of any party hereto may be assigned without the prior written consent of the other party hereto. Either party may assign its rights and obligations hereunder to any Afffiliate, subsidiary or successor to its business. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees.

             14.3. SEVERABILITY. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

             14.4. NOTICES. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods:
(a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given under this Section 14.4):

             If to Celgene:
             -------------

             Celgene Corporation
             7 Powder Horn Drive
             Warren, New Jersey 07059
             Attention: President
             Tel:  (732) 271-1001
             Fax:  (732) 271-4184

             with a copy to:
             --------------

             Proskauer Rose LLP
             1585 Broadway
             New York, New York 10036-8299
             Attn:  Robert A. Cantone, Esq.
             Tel:  (212) 969-3235
             Fax:  (212) 969-2900

             If to Novartis:
             --------------

             Novartis Pharma AG
             Lichtstrasse 35
             CH 4002 Basel
             Switzerland
             Attn: Head, Business Development and Licensing
             Tel: 41.61.324.5618
             Fax: 41.61.324.2100

             with a copy to:
             --------------

             Herbert Gut
             General Counsel
             Lichtstrasse 35
             CH 4002 Basel
             Switzerland
             Tel: 41.61.324.6877
             Fax: 41.61.324.6859

All such notices and communications shall be deemed received upon (a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

             14.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of laws provisions thereof.

             14.6. DISPUTE RESOLUTION, CHOICE OF FORUM. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after the expiration pursuant to Section 11.1 or termination pursuant to any other section of Article XI of this Agreement, shall be promptly presented to the Chief Executive Officer of Celgene and the Chief Operating Officer of Novartis for resolution and if they or their designees cannot promptly resolve such disputes, then either party shall have the right to bring an action to resolve such dispute before a court of competent jurisdiction. The parties hereby submit to the jurisdiction of the federal or state courts located within the State of New York for the conduct of any suit, action or proceeding arising out of or relating to this Agreement.

             14.7. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

             14.8. HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

             14.9. INDEPENDENT CONTRACTORS.  Novartis and Celgene shall each act as independent contractors. Celgene shall not exercise control over the activities and operations of Novartis; accordingly, Novartis shall be responsible for paying all applicable social security, withholding, other employment and income taxes for itself and its employees. Novartis shall bear all expenses incurred in its sales endeavors, except those for which Celgene agrees in writing to pay. Novartis and Celgene shall each conduct all of its business in its own name and as it deems fit, provided it is not in derogation of the other's interests. Neither party shall engage in any conduct inconsistent with its status as an independent contractor, have authority to bind the other with respect to any agreement or other commitment with any third party, nor enter into any commitment on behalf of the other.

             14.10. WAIVER. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

             14.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                 [END OF TEXT]

                  IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

CELGENE CORPORATION



By:
   -------------------------------------------
   Name:  John Jackson
   Title: Chairman and Chief Executive Officer

NOVARTIS PHARMA AG



By:
   -------------------------------------------
   Name:
   Title:

                                    EXHIBIT A
                      TO LICENSE AND DISTRIBUTION AGREEMENT

o          U.S. PATENT:      5,733,756        PROCESS FOR BIOCATALYTIC
                                              RESOLUTION

o          U.S. PATENT:      5,936,091        PROCESS FOR OPTICAL RESOLUTION
                                              OF AMIDE (THREO) INTERMEDIATE

o          U.S. PATENT:      5,837,284        DELIVERY OF MULTIPLE DOSES OF
                                              METHYLPHENIDATE

o          U.S. PATENT:      5,908,850        METHOD OF TREATING ATTENTION
                                              DEFICIT DISORDERS WITH D-THREO-
                                              METHYLPHENIDATE

o          U.S. PATENT:      5,922,736        CHRONIC BOLUS ADMINISTRATION OF
                                              D-THREO-METHYLPHENIDATE

o          U.S. PATENT:      5,965,734        PROCESS FOR OPTICAL RESOLUTION
                                              OF AMIDE (ERYTHRO) INTERMEDIATES

o        U.S. DIVISIONAL APPLICATION (CELG-0085, the Divisional from CELG-0008);
         Serial No. 038470, filed March 11,1998.

                                    EXHIBIT B
                      TO LICENSE AND DISTRIBUTION AGREEMENT

"Fully Allocated Cost" shall mean:

1.    Direct Materials;
2.    Salaries and wages of personnel directly  engaged  in  manufacturing   the
      product;
3.    Employee benefits associated with the above salaries and wages;
4. Depreciation, repairs and maintenance, and other operating costs of production machinery;
5.    Quality Control;
6.    Package Development;
7.    Import Department;
8.    Building operating costs assigned to production areas;

      NOTE: Each building is a cost center. Operating costs such as building depreciation (assigned on a straight line basis), property taxes, fire insurance, light, heat, and power are charged to this building cost center. The total building operating costs are then charged to the cost centers occupying the building as "rent."

9.    Administration costs incurred in the manufacturing process including:

      a.   Manufacturing Administration
      b.   Manufacturing Personnel Department
      c.   Material Management
      d.   Industrial Engineering (Incl. Mandated Environmental Costs)
      e.   Manufacturing Employee Training
      f.   Cost Accounting; and

10. Inventory losses due to regulatory revisions. Costs associated with inventory maintenance, such as revaluation, damaged and obsolete material, physical inventory readjustments, etc.

Fully allocated costs shall not include:

      a.   Inventory Carrying Costs;
      b.   Regulatory Affairs;
      c.   Start-up costs of new facilities;
      d.   Other  production/manufacturing   costs,  such  as  rework  expenses,
           unrelated to this product, returned goods and repackaging; and
      e.   Manufacturing Technology.

                                    EXHIBIT C
                      TO LICENSE AND DISTRIBUTION AGREEMENT

"Methylphenidate Product"   shall   mean    d-threo-methylphenidate,    l-threo-
methylhphenidate, d-erythro-methylphenidate and l-erythro-methylphenidate and any salts thereof.

                                    EXHIBIT D
                      TO LICENSE AND DISTRIBUTION AGREEMENT

"Net Sales" shall mean the gross invoice price of product sold to independent, third party customers in bona fide, arms-length transactions, less (i) quantity and/or cash discounts actually allowed or taken; (ii) freight, postage and shipping insurance (allocated in accordance with NOVARTIS' standard allocation procedure); (iii) custom duties and taxes, if any, directly related to the sale;
(iv) amounts repaid or credited by reason of rejections, return of goods, retroactive price reductions specifically identifiable as relating to product;
(v) amounts incurred resulting from governmental (or agency thereof) mandated rebate programs; (vi) third party rebates and chargebacks related to the sale of product to the extent actually allowed; and (vii) as agreed by the parties, any other specifically identifiable amounts included in product's gross sales that were or ultimately will be credited and that are substantially similar to those listed above.

                                 SCHEDULE 4.6(C)
                                    D-MPH IR

Example:     d-MPH IR Net Sales            $100.00
                                        X     0.10 (Oncology Fraction)
                                        ----------
                                        =   $10.00

             Less: Oncology Base Sales      $(2.00)
                                        ----------
                                        =   $ 8.00
                                        X     0.95 (Fixed Commercial Multiple)
                                        ----------
                                        =   $ 7.60 (Adjusted Oncology Net Sales)

                                        X     0.65
                                        ----------
                                        =   $ 4.94 (Oncology Indication Purchase
                                                   Price Increment)

                                 SCHEDULE 4.6(C)
                                    D-MPH PR

Example:    d-MPH PR Net Sales            $100.00
                                         X   0.09 (Oncology Fraction)
                                         --------
                                         = $ 9.00

            Less: Oncology Base Sales      $(0.09)
                                         --------
                                         = $ 8.10
                                         X   0.95 (Fixed Commercial Multiple)
                                         --------
                                         = $ 7.70 (Adjusted Oncology Net Sales)

                                         X   0.87 (Novartis' Gross Profit Margin
                                         --------  Not Including Cost of Active)
                                         = $ 6.70

            Less:                          $ 7.70 (Adjusted Oncology Net Sales)
                                         X   0.30 (Royalty Percentage)
                                         --------
                                         =  (2.31)

                                         = $ 4.40 (Oncology Indication Purchase
                                                   Price Increment)

                                 SCHEDULE 5.3(B)
                                    D-MPH IR

Example:    d-MPH IR Net Sales           $100.00
                                      X     0.10 (Oncology Fraction)
                                      --------------------
                                      =  $ 10.00

            Less: Oncology Base Sales    $ (2.00)
                                      -----------------------
                                      =  $  8.00
                                      X     0.95 (Fixed Commercial Multiple)
                                      ----------------------
                                      =  $  7.60 (Adjusted Oncology Net Sales)

                                      X     0.90 (Novartis' Gross Profit Margin
                                      -----------------------

                                      =  $  6.84

            Less:                        $  7.60 (Adjusted Oncology Net Sales)
                                      X     0.25 (Royalty Percentage)
                                      ------------------------
                                      =    (1.90)

                                      =  $  4.94 (Oncology Royalty Increment)

                                 SCHEDULE 5.3(B)
                                    D-MPH PR

Example:  d-MPH PR Net Sales             $100.00
                                      X     0.09 (Oncology Fraction)
                                      ----------
                                      =  $  9.00

          Less: Oncology Base Sales      $ (0.90)
                                      ----------
                                      =  $  8.10
                                      X     0.95 (Fixed Commercial Multiple)
                                      ----------
                                      =  $  7.70 (Adjusted Oncology Net Sales)

                                      X     0.83 (Novartis' Gross Profit Margin
                                      ----------

                                      =  $  6.39

          Less:                          $  7.70 (Adjusted Oncology Net Sales)
                                      X     0.25 (Royalty Percentage)
                                      ----------
                                      =    (1.92)

                                      =  $  4.46 (Oncology Royalty Increment)

                                  SCHEDULE 6.2

                                 Sample Invoice

                         Celgene Corporation Letterhead

[Date]

Novartis Pharma AG
Zentraler Faktureneingang
Attn: Ms. M. Gnehm
Contract Administration
Lichtstrasse 35
CH 4002 Basel
Switzerland

Dear Ms. Gnehm:

Re: CELGENE CORPORATION/NOVARTIS PHARMA AG/License Agreement for
[PRODUCT]

To Whom It May Concern:

This is an invoice requesting payment in connection with the above-captioned agreement between CELGENE and Novartis Pharma AG.

Novartis Contract Code No.:   [will be assigned by Novartis following execution]

Novartis Creditor No.:        [will be assigned by Novartis following execution]

Reason for Payment:           [please cite specific article in the agreement]

Amount and Currency:          [self-explanatory]

Bank Address and Account No.: [insert name and address  of  the  bank  to  which payment should be sent and account number to which it should be credited]

Sincerely yours,

CELGENE CORPORATION

                                  SCHEDULE 7.1

Study                                                Budget

A.  PK

1.  PK 00-001                                      $180,000      (-$162,000)
2.  PK 99-001                                      $255,000      (-$  50,780)
3.  97- M - 01                                     $ 80,000
4.  Salamandra (Consultant)                        $125,000      (-$  50,000)

B.  CMC

1.  Stability - Current                            $60,000
2.  Post submission (12 mos., 18 mos., 24 mos.)    3 X $30,000

C.  Clinical

1.  97- M - 02                                     CRO: Three (3) months remain
                                                   @ $150,000/month

2.  97 - M - 03 + extension                        + Contract Amendment cost
3.  97 - M - 04                                    @ $355,000
4.  97 - 05                                        + Acceleration costs $225,000

D.  NDA Preparation

Hoyle & Assoc. or Salamandra                       $300,000

E.  Regulatory Consultants - General

1.  Hoyle & Assoc.                                 $120,000
2.  Salamandra                                     $ 60,000

                             SCHEDULE 7.2(A)(II)(C)

Study                                                       Budget

A. Clinical

   6. d-methylphenidate in adults with               $145,000 (-$38,819)
      Attention Deficit/Hyperactivity Disorder

      Lenard Adler, M.D.
      NYU School of Medicine

   7. d-methylphenidate (once-a-day dosing) in       $146,000 (-$38,006)
      children and adolescents with
      Attention Deficit Disorder

B. Preclinical

   1. Proconvulsant Activity - Mice                  $ 50,000
      A test (or the ability of d-
      methylphenidate and l-methylphenidate
      to lower the seizure threshold in mice
      NIH

   2. Ninety-Day Repeated Dose Toxicity              $230,000 (-$89,160)
      Study (with thirty day recovery period)
      of l-methylphenidate  administered BiD
      via Oral Gavage to Sprague-Dawley
      Rats.

      Redfield

                                  SCHEDULE 9.2

     o  Parties:            Celgene and Novartis

     o  Products:           Methylphenidate products including all Ritalin(R)and
                            chirally pure formulations

     o  Territory:          Worldwide (except for Canada)

     o  Rights:             Exclusive to Novartis except for oncology

     o  Royalties:          -    Ascending royalties each year for Ritalin(R)QD.

                        - Fixed royalties on the d-MPH IR (including supply of finished, packaged goods).

                        - Fixed royalties on the d-MPH PR (including supply of bulk material).

                        -   Ascending royalties on the  existing  Ritalin   line
                            following approval of d-MPH IR.

     o  Milestones:         Substantial  upfront  and  milestone  payments  upon
                            submission and approval of products.

     o  R& D costs:         Novartis to reimburse Celgene

                                  SCHEDULE 11.4


                                  Minimum Sales

                                       d-MPH Products and Ritalin(R)QD Net Sales
                                        (excluding Adjusted Oncology Net Sales)


Twelve-month period ending:

       24 months after Launch                   $60 Million

       36 months after Launch                   $90 Million

       48 months after Launch                  $120 Million

       60 months after Launch                  $150 Million